Exhibit 99.2

Tecnoglass Announces All-Cash Quarterly Dividend

- Declares Cash Dividend of $0.0275 Per Share for the First Quarter 2020 –

- Simplifies Capital Structure Through Discontinuation of Stock Dividends –

Barranquilla, Colombia – March 2, 2020 - Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries, today announced the simplification and realignment of its capital structure with a focus on continued growth. The Company has amended its dividend policy to pay a quarterly cash dividend, and to discontinue the option to receive dividends in stock. This simplified dividend methodology allows for the continued return of a portion of capital to shareholders while eliminating the dilutive impact of stock dividends to existing shares.

The Company’s Board of Directors has declared a quarterly cash dividend of $0.0275 per share, or $0.11 per share on an annualized basis, for the first quarter of 2020. The quarterly dividend will be paid on April 30, 2020 to shareholders of record as of the close of business on March 31, 2020. The annualized dividend approximates the aggregate value of dividends that the Company’s shareholders chose to receive in cash during the preceding four quarterly dividend payments. The implied cash dividend yield is consistent with the average of the Company’s dividend-paying peers, based on its trailing six-month average stock price.

José Manuel Daes commented, “As a growth-focused company, we are excited with the success of our high-return investments as we continue to rapidly scale our business and gain market share. After a long review process, we are confident that our amended dividend policy better aligns with the interests of shareholders. We are committed to returning a portion of capital to shareholders while delivering strong returns on identified growth initiatives and accretive investments to drive improved profitability and cash flow.”

About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the #1 architectural glass transformation company in Latin America and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.7 million square foot vertically-integrated, state- of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass supplies over 900 customers in North, Central and South America, with the United States accounting for more than 70% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), 50 United Nations Plaza (New York), Trump Plaza (Panama), Icon Bay (Miami), and Salesforce Tower (San Francisco). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo

Chief Financial Officer

305-503-9062

investorrelations@tecnoglass.com